Exhibit 99.2

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Michael Walsh

Senior Vice President, Finance

(617) 236-3410

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES ANNOUNCES

THIRD QUARTER 2012 RESULTS

Reports diluted FFO per share of $1.16      Reports diluted EPS of $0.38

BOSTON, MA, October 23, 2012 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the third quarter ended September 30, 2012.

Funds from Operations (FFO) for the quarter ended September 30, 2012 were $176.1 million, or $1.17 per share basic and $1.16 per share diluted. This compares to FFO for the quarter ended September 30, 2011 of $190.3 million, or $1.29 per share basic and $1.28 per share diluted. The results for the quarter ended September 30, 2012 compared to 2011 were impacted by $0.03 per share of losses on early extinguishments of debt and additional interest expense of $0.06 per share. The weighted average number of basic and diluted shares outstanding totaled 150,801,425 and 153,309,978, respectively, for the quarter ended September 30, 2012 and 147,006,295 and 149,082,924, respectively, for the quarter ended September 30, 2011.

The Company’s reported FFO of $1.16 per share diluted exceeded the guidance previously provided of $1.13-$1.15 per share. The Company’s reported FFO included the following items, among others, that were not reflected in the guidance: $0.02 per share of improvements in portfolio operations and $0.01 per share less than expected of general and administrative expenses, offset by ($0.01) per share of acquisition-related expenditures.

Net income available to common shareholders was $57.8 million for the quarter ended September 30, 2012, compared to $70.5 million for the quarter ended September 30, 2011. Net income available to common shareholders per share (EPS) for the quarter ended September 30, 2012 was $0.38 basic and $0.38 on a diluted basis. This compares to EPS for the third quarter of 2011 of $0.48 basic and $0.48 on a diluted basis.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter ended September 30, 2012. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of September 30, 2012, the Company’s portfolio consisted of 152 properties, comprised primarily of Class A office space, one hotel, three residential properties and three retail properties, aggregating approximately 43.4 million square feet, including eight properties under construction totaling 2.7 million square feet. In addition, the Company has structured parking for vehicles containing approximately 15.2 million square feet. The overall percentage of leased space for the 141 properties in service (excluding the two in-service residential properties and the hotel) as of September 30, 2012 was 91.6%.

Significant events during the third quarter included:

•

On July 25, 2012, a joint venture in which the Company has a 50% interest partially placed in-service Annapolis Junction Building Six, a Class A office property with approximately 120,000 net rentable square feet located in Annapolis, Maryland. The property is currently 49% leased.

•

On August 24, 2012, the Company’s Operating Partnership used available cash to redeem the remaining $225.0 million in aggregate principal amount of its 6.25% senior notes due 2013. The redemption price was determined in accordance with the applicable indenture and totaled approximately $231.6 million. The redemption price included approximately $1.5 million of accrued and unpaid interest to, but not including, the redemption date. Excluding such accrued and unpaid interest, the redemption price was approximately 102.25% of the principal amount being redeemed. The Company recognized a loss on early extinguishment of debt totaling approximately $5.2 million, which amount included the payment of the redemption premium totaling approximately $5.1 million.

•

On August 29, 2012, the Company acquired the development project located at 680 Folsom Street and 50 Hawthorne Street in San Francisco, California. When completed, the project will comprise approximately 522,000 net rentable square feet of Class A office and retail space. The project is approximately 85% pre-leased. The estimated project cost upon completion is approximately $340 million with initial occupancy expected in the first quarter of 2014. As part of the transaction, the Company also acquired the corner site of 690 Folsom Street, which is an adjacent parcel with a vacant 22,000 square foot, two-story structure that may be redeveloped in the future. The consideration paid by the Company to the seller consisted of approximately $62.2 million in cash and the issuance of 1,588,100 Series Four Preferred Units of limited partnership interest in the Company’s Operating Partnership (the “Series Four Preferred Units”). The Series Four Preferred Units are not convertible into or exchangeable for any common equity of the Operating Partnership or the Company, have a per unit liquidation preference of $50.00 and are entitled to receive quarterly distributions of $0.25 per unit (or an annual rate of 2.0%). On August 31, 2012, a holder redeemed 366,573 Series Four Preferred Units for cash totaling approximately $18.3 million. In connection with the acquisition, the Company also assumed a $170.0 million construction loan commitment, although no amount is currently outstanding.

•

On September 4, 2012, the Company used available cash to repay the mortgage loan collateralized by its Sumner Square property located in Washington, DC totaling approximately $23.2 million. The mortgage financing bore interest at a fixed rate of 7.35% per annum and was scheduled to mature on September 1, 2013. The Company recognized a loss on early extinguishment of debt totaling approximately $0.3 million, which amount included a prepayment penalty totaling approximately $0.2 million.

•

On September 27, 2012, the Company’s Value-Added Fund completed the sale of its 300 Billerica Road property located in Chelmsford, Massachusetts for approximately $12.2 million, including the assumption by the buyer of $7.5 million of mortgage indebtedness. 300 Billerica Road is an approximately 111,000 net rentable square foot office building. Net cash proceeds totaled approximately $4.3 million, of which the Company’s share was approximately $2.8 million, after the payment of transaction costs. The Company’s share of the net proceeds included approximately $2.4 million resulting from the Value-Added Fund’s repayment of a loan from the Company’s Operating Partnership. The Value-Added Fund recognized a gain on sale of real estate totaling approximately $1.0 million, of which the Company’s share was approximately $0.2 million and is included within income from unconsolidated joint ventures in the Company’s consolidated statements of operations.

Transactions completed subsequent to September 30, 2012:

•

On October 1, 2012, a joint venture in which the Company has a 30% interest partially placed in-service 500 North Capitol Street, NW, a Class A office redevelopment project with approximately 232,000 net rentable square feet located in Washington, DC. The property is currently 82% leased.

•

On October 4, 2012, the Company completed the formation of a joint venture which owns and operates Fountain Square located in Reston, Virginia, adjacent to the Company’s other Reston properties. Fountain Square is an office and retail complex aggregating approximately 764,000 net rentable square feet (approximately 811,000 net rentable square feet, as re-measured), comprised of approximately 522,000 net rentable square feet of Class A office space and approximately 242,000 net rentable square feet of retail space. The joint venture partner contributed the property valued at approximately $385.0 million and related mortgage indebtedness totaling approximately $211.3 million for a 50% interest in the joint venture. The Company contributed cash totaling approximately $87.0 million for its 50% interest, which cash was distributed to the joint venture partner. The Company is consolidating this joint venture. The mortgage loan bears interest at a fixed rate of 5.71% per annum and matures on October 11, 2016. Pursuant to the joint venture agreement (i) the Company has rights to acquire the partner’s 50% interest and (ii) the partner has the right to cause the Company to acquire the partner’s interest on January 4, 2016, in each case at a fixed price totaling approximately $102.0 million in cash. The fixed price option rights expire on January 31, 2016.

•

On October 19, 2012, the Company formed a joint venture with an affiliate of Hines to pursue the acquisition of land in San Francisco, California which could support a 61-story, 1.4 million square foot office tower known as Transbay Tower. The purchase price is approximately $190 million, and the acquisition is expected to close in the first quarter of 2013. The Company has a 50% interest in the joint venture.

EPS and FFO per Share Guidance:

The Company’s guidance for the fourth quarter 2012 and full year 2013 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below.

Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise referenced during the conference call referred to below. In addition, the estimates for the full year 2013 when compared to the full year 2012 include, among other things, (1) the impact of the acquisition of 100 Federal Street in Boston, Massachusetts and the Company’s acquisition of a 50% interest in the joint venture that owns Fountain Square in Reston, Virginia, which are expected to increase FFO by an aggregate of $0.11 per share, (2) the placing in-service of four projects currently under development, which are expected to increase FFO by an aggregate of $0.05 per share and (3) improvement in the Company’s same property performance of 1.5% to 2.5% generating $0.10 to $0.16 per share of incremental FFO. In addition, the Company expects interest expense to be lower by $0.06 to $0.12 per share due to lower average debt costs and increased capitalized interest on the Company’s development projects. These items are offset by lower termination income and the impact of lower occupancy in the Company’s New York City joint venture properties of ($0.12) to ($0.18) per share. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, other possible capital markets activity or possible future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below.

	Fourth Quarter 2012			Full Year 2013
	Low	-	High	Low	-	High

Projected EPS (diluted)	$0.42	-	$0.44	$1.75	-	$1.90
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.80	-	0.80	3.25	-	3.25
Less:
Projected Company Share of Gains on Sales of Real Estate	0.00	-	0.00	0.00	-	0.00

Projected FFO per Share (diluted)	$1.22	-	$1.24	$5.00	-	$5.15

Boston Properties will host a conference call on Wednesday, October 24, 2012 at 10:00 AM Eastern Time, open to the general public, to discuss the third quarter 2012 results, the fourth quarter 2012 and fiscal year 2013 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (877) 706-4503 (Domestic) or (281) 913-8731 (International) and entering the passcode 40054121. A replay of the conference call will be available through November 7, 2012, by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International) and entering the passcode 40054121. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ third quarter 2012 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class

A office space, one hotel, three residential properties and three retail properties. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets – Boston, New York, Princeton, San Francisco and Washington, DC.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the pending transactions described above, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the uncertainties of investing in new markets, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions (including the impact of the European sovereign debt issues), the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the fourth quarter 2012 and full fiscal year 2013, whether as a result of new information, future events or otherwise.

Financial tables follow.

BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(in thousands, except for share amounts)
	(unaudited)
ASSETS

Real estate	$13,165,836	$12,303,965
Construction in progress	937,475	818,685
Land held for future development	273,922	266,822
Less: accumulated depreciation	(2,843,167)	(2,642,986)

Total real estate	11,534,066	10,746,486

Cash and cash equivalents	1,223,215	1,823,208
Cash held in escrows	32,253	40,332
Investments in securities	11,792	9,548
Tenant and other receivables, net of allowance for doubtful accounts of $1,381 and $1,766, respectively	45,039	79,838
Related party notes receivable	282,206	280,442
Interest receivable from related party notes receivable	102,122	89,854
Accrued rental income, net of allowance of $2,771 and $2,515, respectively	579,553	522,675
Deferred charges, net	534,898	445,403
Prepaid expenses and other assets	132,109	75,458
Investments in unconsolidated joint ventures	664,690	669,722

Total assets	$15,141,943	$14,782,966

LIABILITIES AND EQUITY

Liabilities:
Mortgage notes payable	$2,848,686	$3,123,267
Unsecured senior notes, net of discount	4,639,217	3,865,186
Unsecured exchangeable senior notes, net of discount	1,162,955	1,715,685
Unsecured line of credit	—	—
Accounts payable and accrued expenses	193,492	155,139
Dividends and distributions payable	93,461	91,901
Accrued interest payable	98,601	69,105
Other liabilities	309,004	293,515

Total liabilities	9,345,416	9,313,798

Commitments and contingencies	—	—

Noncontrolling interest:
Redeemable preferred units of the Operating Partnership	110,876	55,652

Equity:
Stockholders’ equity attributable to Boston Properties, Inc.
Excess stock, $.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 150,935,137 and 148,186,511 shares issued and 150,856,237 and 148,107,611 shares outstanding at September 30, 2012 and December 31, 2011, respectively	1,509	1,481
Additional paid-in capital	5,194,569	4,936,457
Dividends in excess of earnings	(59,621)	(53,080)
Treasury common stock, at cost	(2,722)	(2,722)
Accumulated other comprehensive loss	(14,379)	(16,138)

Total stockholders’ equity attributable to Boston Properties, Inc.	5,119,356	4,865,998

Noncontrolling interests:
Common units of the Operating Partnership	568,147	548,581
Property partnerships	(1,852)	(1,063)

Total equity	5,685,651	5,413,516

Total liabilities and equity	$15,141,943	$14,782,966

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands, except for per share amounts)

Revenue
Rental
Base rent	$370,494	$358,607	$1,098,870	$1,042,729
Recoveries from tenants	59,957	53,194	169,179	146,689
Parking and other	23,070	21,679	69,021	61,838

Total rental revenue	453,521	433,480	1,337,070	1,251,256
Hotel revenue	9,359	8,045	26,224	22,897
Development and management services	8,024	8,178	25,734	24,699

Total revenue	470,904	449,703	1,389,028	1,298,852

Expenses
Operating
Rental	168,939	153,776	487,238	436,300
Hotel	6,886	6,032	19,601	18,052
General and administrative	19,757	16,917	66,442	60,281
Transaction costs	1,140	474	3,252	1,907
Depreciation and amortization	111,360	108,674	331,943	327,526

Total expenses	308,082	285,873	908,476	844,066

Operating income	162,822	163,830	480,552	454,786
Other income (expense)
Income from unconsolidated joint ventures	9,217	11,326	42,129	28,184
Interest and other income	4,001	1,252	8,029	4,179
Gains (losses) from investments in securities	587	(860)	1,202	(481)
Gains (losses) from early extinguishments of debt	(5,494)	—	(4,453)	—
Interest expense	(105,030)	(95,117)	(308,168)	(288,225)

Income from continuing operations	66,103	80,431	219,291	198,443
Discontinued operations
Income (loss) from discontinued operations	—	20	884	(60)
Gain on sale of real estate from discontinued operations	—	—	36,877	—
Gain on forgiveness of debt from discontinued operations	—	—	17,807	—

Net income	66,103	80,451	274,859	198,383
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnership	(458)	(86)	(1,461)	(1,118)
Noncontrolling interest - redeemable preferred units of the Operating Partnership	(874)	(832)	(2,440)	(2,497)
Noncontrolling interest - common units of the Operating Partnership	(7,002)	(8,989)	(23,393)	(23,417)
Noncontrolling interest in discontinued operations - common units of the Operating Partnership	—	(2)	(6,092)	8

Net income attributable to Boston Properties, Inc.	$57,769	$70,542	$241,473	$171,359

Basic earnings per common share attributable to Boston Properties, Inc.:
Income from continuing operations	$0.38	$0.48	$1.28	$1.18
Discontinued operations	—	—	0.33	—

Net income	$0.38	$0.48	$1.61	$1.18

Weighted average number of common shares outstanding	150,801	147,006	149,823	145,006

Diluted earnings per common share attributable to Boston Properties, Inc.:
Income from continuing operations	$0.38	$0.48	$1.27	$1.18
Discontinued operations	—	—	0.33	—

Net income	$0.38	$0.48	$1.60	$1.18

Weighted average number of common and common equivalent shares outstanding	151,983	147,622	150,478	145,625

BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands, except for per share amounts)

Net income attributable to Boston Properties, Inc.	$57,769	$70,542	$241,473	$171,359

Add:
Noncontrolling interest in discontinued operations - common units of the Operating Partnership	—	2	6,092	(8)
Noncontrolling interest - common units of the Operating Partnership	7,002	8,989	23,393	23,417
Noncontrolling interest - redeemable preferred units of the Operating Partnership	874	832	2,440	2,497
Noncontrolling interests in property partnerships	458	86	1,461	1,118
Less:
Income (loss) from discontinued operations	—	20	884	(60)
Gain on sale of real estate from discontinued operations	—	—	36,877	—
Gain on forgiveness of debt from discontinued operations	—	—	17,807	—

Income from continuing operations	66,103	80,431	219,291	198,443

Add:
Real estate depreciation and amortization (2)	132,693	134,777	400,213	408,376
Income (loss) from discontinued operations	—	20	884	(60)
Less:
Gain on sale of real estate included within income from unconsolidated joint ventures	248	—	248	—
Noncontrolling interests in property partnership’s share of funds from operations	923	549	2,889	2,508
Noncontrolling interest - redeemable preferred units of the Operating Partnership	874	832	2,440	2,497

Funds from operations (FFO) attributable to the Operating Partnership	196,751	213,847	614,811	601,754

Less:
Noncontrolling interest - common units of the Operating Partnership’s share of funds from operations	20,625	23,573	64,941	70,089

Funds from operations attributable to Boston Properties, Inc.	$176,126	$190,274	$549,870	$531,665

Boston Properties, Inc.’s percentage share of funds from operations - basic	89.52%	88.98%	89.44%	88.35%

Weighted average shares outstanding - basic	150,801	147,006	149,823	145,006

FFO per share basic	$1.17	$1.29	$3.67	$3.67

Weighted average shares outstanding - diluted	153,310	149,083	151,836	147,086

FFO per share diluted	$1.16	$1.28	$3.64	$3.64

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, impairment losses on depreciable real estate of consolidated real estate, impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

FFO should not be considered as an alternative to net income attributable to Boston Properties, Inc. (determined in accordance with GAAP) as an indication of our performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO should be compared with our reported net income attributable to Boston Properties, Inc. and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $111,360, $108,674, $331,943 and $327,526, our share of unconsolidated joint venture real estate depreciation and amortization of $21,664, $25,633, $68,298 and $79,378, and depreciation and amortization from discontinued operations of $0, $821, $1,040 and $2,477, less corporate-related depreciation and amortization of $331, $351, $1,068 and $1,005 for the three and nine months ended September 30, 2012 and 2011, respectively.

BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	September 30, 2012	December 31, 2011
Boston	91.1%	87.1%
New York	94.2%	97.8%
Princeton	77.3%	75.8%
San Francisco	89.7%	87.9%
Washington, DC	94.4%	96.9%

Total Portfolio	91.6%	91.3%

	% Leased by Type
	September 30, 2012	December 31, 2011
Class A Office Portfolio	91.6%	91.3%
Office/Technical Portfolio	90.6%	92.6%

Total Portfolio	91.6%	91.3%